As filed with the Securities and Exchange Commission on May 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUBLIC STORAGE

(Exact Name of Registrant as Specified in its Charter)

Maryland	95-3551121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Western Avenue Glendale, California	91201
(Address of Principal Executive Offices)	(Zip Code)

Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan

(Full Title of the Plan)

Nathaniel A. Vitan

Senior Vice President, Chief Legal Officer and Corporate Secretary

Public Storage

701 Western Avenue

Glendale, California 91201

(Name and address of agent for service)

(818) 244-8080

(Telephone number, including area code, of agent for service)

Copies to:

Michael E. McTiernan

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common shares of beneficial interest, par value $0.10 per share (the “Common Shares”)	5,251,209	$274.725	$1,442,638,424.03	$157,391.85

(1)

Represents Common Shares issuable under the Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (the “2021 Plan”), as follows: 3,000,000 Common Shares, plus 599,540 Common Shares that remained available for issuance under Public Storage’s 2016 Equity and Performance-Based Incentive Compensation Plan (the “2016 Plan”) as of the date the Public Storage shareholders approved the 2021 Plan and up to a maximum of 1,691,669 Common Shares underlying awards outstanding under the 2016 Plan as of the date the Public Storage shareholders approved the 2021 Plan, which will become available for issuance under the 2021 Plan if such shares are forfeited or otherwise terminate, expire or lapse. This registration statement also covers such undeterminable number of additional Common Shares as may become issuable by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, or any other similar change affecting the Common Shares. No additional registration fee is included for these shares.

(2)	Represents the average of the high and low sales prices per share of the Common Shares reported on the New York Stock Exchange on April 28, 2021.

(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY STATEMENT

  On February 16, 2021, the Board of Trustees of Public Storage (the “Company”) approved the 2021 Plan, subject to the approval of the Company’s shareholders. On April 26, 2021, the Company’s shareholders approved the 2021 Plan. This registration statement is being filed in order to register the 5,251,209 Common Shares that may be offered or sold to participants under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item	1. Plan Information. *

Item	2. Registrant Information and Employee Plan Annual Information. *

*The documents containing the information specified in this Part I will be sent or given to participants in the 2021 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Public Storage (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020, including the portions of the Company’s Definitive Proxy Statement for its 2021 Annual Meeting incorporated by reference therein;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021;
(c)	The Company’s Current Reports on Form 8-K filed on January 5, 2021, January 19, 2021, January 19, 2021, April 13, 2021 (with respect to Item 8.01), April 16, 2021, April 23, 2021 and April 28, 2021;
(d)	The Company’s Definitive Proxy Statement for its 2021 Annual Meeting filed with the Commission on March 16, 2021; and
(e)

The description of the Company’s common shares of beneficial interest, $0.10 par value per share, contained in the Company’s Current Report on Form 8-K(12B), filed June 6, 2007, as supplemented by the description of the Company’s common shares contained in Exhibit  4.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K or Form 8-K/A shall not be incorporated by reference into, or otherwise included in, this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of the Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust (a “REIT”) to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for any proceeding which is one by or in the right of the corporation and the director or officer is adjudged to be liable to the corporation, nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. A Maryland corporation may not indemnify or advance expenses for a proceeding initiated by a director or officer against the corporation unless (a) the proceeding seeks to enforce indemnification or (b) the corporation’s charter or bylaws, board resolution or an agreement approved by the board of directors to which the corporation is a party expressly provide otherwise. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) written affirmation by the trustees or officers of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our Board of Trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding, or any claim, issue or matter in the proceeding, to which he is made a party by reason of his service in that capacity.

We have also entered into indemnity agreements with our management and non-management trustees and executive officers. We believe the indemnification agreements will assist us in attracting and retaining qualified individuals to serve as our trustees and executive officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Declaration of Trust of Public Storage, a Maryland real estate investment trust. Filed with the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and incorporated by reference herein.

4.2	Amended and Restated Bylaws of Public Storage. Filed with the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and incorporated by reference herein.

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (incorporated by reference to Appendix A to our 2021 Proxy Statement filed on March 16, 2021).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)

if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 3rd day of May, 2021.

PUBLIC STORAGE

By:	/s/ Joseph D. Russell
Joseph D. Russell, Jr.
Chief Executive Officer, President and Trustee

Each person whose signature appears below hereby authorizes Joseph D. Russell, Jr., H. Thomas Boyle and Nathaniel A. Vitan, and each of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2021.

Name	Title

/s/ Joseph D. Russel, Jr. Joseph D. Russell, Jr.	Chief Executive Officer, President and Trustee (principal executive officer)

/s/ H. Thomas Boyle H. Thomas Boyle	Chief Financial Officer (principal financial officer)

/s/ Ronald L. Havner, Jr. Ronald L. Havner, Jr.	Chairman of the Board

/s/ Tamara Hughes Gustavson Tamara Hughes Gustavson	Trustee

/s/ Leslie Stone Heisz Leslie Stone Heisz	Trustee

/s/ Michelle Millstone-Shroff Michelle Millstone-Shroff	Trustee

/s/ Shankh S. Mitra Shankh S. Mitra	Trustee

/s/ David J. Neithercut David J. Neithercut	Trustee

/s/ Rebecca S. Owen Rebecca Owen	Trustee

/s/ Kristy M. Pipes Kristy M. Pipes	Trustee

/s/ Avedick B. Poladian Avedick B. Poladian	Trustee

/s/ John Reyes John Reyes	Trustee

/s/ Tariq M. Shaukat Tariq M. Shaukat	Trustee

/s/ Ronald P. Spogli Ronald P. Spogli	Trustee

/s/ Paul S. Williams Paul S. Williams	Trustee